[Letterhead of Cleary, Gottlieb, Steen & Hamilton]






Writer's Direct Dial:  (212) 225-2420

                                   September 17, 1996


Continental Airlines, Inc.
2929 Allen Parkway
Houston, Texas 77019


          Re: Continental Airlines, Inc. - Registration Statement
              on Form S-4
              ---------------------------------------------------

Ladies and Gentlemen:

          We have acted as your counsel in connection with the above-referenced Registration Statement on Form S-4 (the "Registration Statement") filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the Pass Through Certificates, Series 1996-2 (the "New Certificates"), to be offered in exchange for all outstanding Pass Through Certificates, Series 1996-2 (the "Old Certificates"). Each of the New Certificates represents a fractional undivided interest in one of the four Continental Airlines 1996-2 Pass Through Trusts (the "Trusts") formed pursuant to four separate pass through trust agreements (the "Pass Through Trust Agreements") between Continental Airlines, Inc. (the "Company") and Wilmington Trust Company, as pass through trustee (the "Trustee") under each Trust.

          We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the New Certificates, in the forms filed as exhibits to the Registration Statement, have been duly executed and authenticated in accordance with the Pass Through Trust Agreements, and duly issued and delivered by the Trusts in exchange for an equal principal amount of Old Certificates pursuant to the terms of the Registration Rights Agreement filed as an exhibit to the Registration Statement, the New Certificates will be legal, valid, binding and enforceable obligations of the applicable Trust, entitled to the benefits of the applicable Pass Through Trust Agreement, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

          The foregoing opinion is limited to the law of the State of New York.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                              Very truly yours,

                              CLEARY, GOTTLIEB, STEEN & HAMILTON


                              By  /s/ Stephen H. Shalen
                                _________________________________
                                   Stephen H. Shalen, a partner